EXHIBIT 99.6

DESCRIPTION OF OTHER INDEBTEDNESS

New Credit Facility

General.    Simultaneous with the closing of the offering of the notes, RadNet and BRMG, or the borrowers, will enter into a new credit facility with GECC, and BRMG’s old working capital facility and our working capital facility with DVI will be terminated. The new credit facility, the proposed terms of which are described below, will consist of a senior secured revolving credit facility, comprised of revolving loans in a total principal amount not to exceed $20.0 million at any one time outstanding. The proceeds of the new credit facility may be used for working capital and general corporate purposes in the ordinary course of business. The new credit facility will terminate in March 2007.

Availability.    Borrowings under the new credit facility outstanding at any time may not exceed the lower of the maximum commitment amount or the borrowing base. The maximum commitment amount is $20.0 million, but is subject to reduction at the borrowers’ option. The borrowing base is 85% of the borrowers’ eligible accounts receivable (less any reserves the lender establishes in its good faith credit judgment), but the lender has the right to adjust that rate in its good faith credit judgment based on historical collection experience or audit results.

Interest Rates.    Borrowings will bear interest at a margin over the one month reserve-adjusted London Interbank Offered Rate. The applicable margin, which will be fixed on the closing date of the loan and will be adjusted quarterly thereafter, will vary from 4.25% to 5.00% based on the borrowers’ fixed charge coverage ratio, as defined in the new credit facility. Interest will be payable monthly in arrears. During the period of any default, at the option of the lender, the interest rate will be increased by 2.0% per annum over the interest rate otherwise payable.

Fees.    The borrowers will be required to pay the lender a monthly commitment fee on any unused commitments under the new credit facility equal to (i) 0.04167% multiplied by (ii) the difference between (x) the maximum commitment amount minus (y) the average of the daily closing balances of the revolving loans outstanding during the period. At closing, the borrowers will pay an initial fee to the lender of $150,000. The borrowers must pay an additional $50,000 if borrowings under the facility exceed $15.0 million. Additionally, the borrowers must pay an annual $25,000 management fee to the lender for the term of the facility.

Voluntary and Mandatory Prepayments.    The borrowers will be permitted to voluntarily prepay principal amounts outstanding under the new credit facility at any time, in whole or in part, without premium or penalty. The borrowers, subject to certain exceptions, will be required to prepay outstanding revolving loans with 100% of the net proceeds of asset dispositions and debt and equity issuances and sales.

Covenants.    The new credit facility will contain certain covenants restricting our ability to, among other things:

•	Incur additional indebtedness;

•	Incur liens;

•	Declare or pay dividends or make other restricted payments;

•	Engage in mergers, acquisitions and asset sales;

•	Purchase assets or make investments;

•	Enter into transactions with affiliates; and

•	Amend the notes or Primedex’s 11.5% Series A Convertible Subordinated Debentures due June 30, 2008.

The new credit facility also will include certain financial covenants, requiring us to maintain a maximum fixed charge coverage ratio, minimum tangible net worth and minimum EBITDA, as all such terms are defined in the new credit facility. The new credit facility will prohibit us from having accounts receivable days sales outstanding, as such term is defined in the new credit facility, in excess of a specified number.

Events of Default.    Events of default include, but are not limited to:

•	Nonpayment of principal or interest when due;

•	Covenant defaults;

•	Material breach of representations or warranties;

•	Non-payment of $250,000 of indebtedness to third parties;

•	Events of bankruptcy;

•	Judgements against us of $250,000 or more;

•	A change of control;

•	Default under the notes or the convertible subordinated debentures;

•	Issuance of a going concern or other material qualification report by our auditors; and

•	Certain regulatory events or damage to or loss of collateral which could have a material adverse effect on us.

Security and Guaranty.    The borrowers’ obligations under the new credit facility will be secured by a perfected first-priority security interest in all existing and after-acquired accounts receivable, general intangibles, bank accounts and cash of the borrowers. The borrowers’ obligations under the new credit facility will be unconditionally and irrevocably guaranteed by Primedex and all of RadNet’s subsidiaries.

Primedex Convertible Subordinated Debentures

As of January 31, 2004, Primedex had outstanding approximately $16.2 million principal amount of 11.5% Series A Convertible Subordinated Debentures due June 30, 2008. See “Summary – Debt Restructuring” discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Primedex’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2004 regarding the restructuring of the debentures that was effected in October 2003. The debentures accrue interest at the rate of 11.5% per annum. Primedex is required to pay accrued interest on the debentures on January 1, April 1, July 1 and October 1 of each year. All principal and accrued interest is due and payable on June 30, 2008. Primedex is permitted to redeem the debentures in whole or in part on or after July 1, 2005 at 103% of face value; or at face value if the average closing price of its common stock in the over-the-counter market equals or exceeds the conversion price by at least $2.00 for 20 consecutive trading days. The debentures are convertible into shares of Primedex’s common stock at any time prior to maturity at a price of $2.50 per share. The debentures are unsecured, are not guaranteed by any of Primedex’s subsidiaries, including RadNet, and are subordinated in right of payment to the prior payment in full of all “Senior Indebtedness” (as defined in the indenture governing the debentures, including Primedex’s guarantee of the notes).

Under the terms of the indenture governing the debentures, except under certain circumstances, Primedex may not declare or pay any cash dividends on, or make any distribution to the holders of, any shares of its capital stock (other than dividends or distributions payable in such capital stock), and neither Primedex nor any of its subsidiaries may purchase, redeem or otherwise acquire or retire for value any shares of capital stock of Primedex or warrants or rights to acquire such capital stock if, at the time of such declaration, payment, distribution, purchase, redemption, other acquisition or retirement, an “Event of Default” shall have occurred and be continuing. Except as described above, neither the debentures nor the governing indenture impose material covenants on Primedex or its subsidiaries, including RadNet.

2